Exhibit 10.1

MATRIX SERVICE COMPANY

Change of Control and Retention Agreement

This Agreement between Matrix Service Company (the “Company”) and                      (“Employee”) is entered into effective                     .

Severance/Change of Control

In the event of a “change of control” in the ownership of the Company and any “adverse personnel action” against Employee, Employee may terminate his employment with the Company and receive one year of severance pay. The severance pay will be equal to Employee’s annual base salary at the time of the adverse personnel action or the termination, whichever is greater. This severance arrangement will apply for a period of six months following any change of control. The severance will be paid in a lump sum payment and will be paid to Employee within 30 days of the termination.

In addition, all outstanding stock options will vest immediately in the event of “change of control,” regardless of whether any adverse personnel action affects the Employee.

For purposes of this severance agreement, a “change of control” will mean:

•	The merger or consolidation of the Company with any person or entity (other than a merger or consolidation to change the place of domicile of the Company) where the Company is not the surviving entity (or survives only as the subsidiary of another person or entity), or

•	The sale of all or substantially all of the Company’s assets to any person or entity, or

•	If any person or entity together with its affiliates shall become, directly or indirectly, the beneficial owner of at least 51% of the voting stock of the Company, or

•	If any person or entity together with its affiliates shall acquire, directly or indirectly, the voting power to elect a majority of the members of the Board of Directors of the Company, other than the acquisition and voting of proxies by management of the Company to elect members to the Board of Directors in the normal course at an annual meeting of shareholders that is not, directly or indirectly, in connection with, or for the purposes of effecting, a “change of control.”

For purposes of this severance agreement, “adverse personnel action” will mean an action taken against Employee by the acquiring entity which has an adverse impact on Employee’s economic status or opportunity with the Company. These actions will include:

•	Involuntary termination

•	Reduction in base salary

•	Reduction in salary range or opportunity

•	Reduction in incentive compensation range or opportunity

•	Material reduction in benefits or perquisites

•	Reassignment to a position or role with a lower salary range, salary opportunity, incentive range or incentive opportunity

•	Material reduction in responsibilities.

Retention Bonus

Provided Employee remains employed with the Company through August 15, 2006, Employee will be paid a Retention Bonus, according to the terms outlined below:

•	Bonus Payment will equal the greater of the Target bonus or the actual bonus earned in FY06 under the company’s Incentive Compensation Plan.

•	To receive the Retention Bonus, Employee must be employed by the Company at the time the bonus is paid, but no later than August 15, 2006.

•	If Employee is involuntarily terminated for any reason, other than “cause,” prior to August 15, 2006, Employee will be paid the Target bonus on a pro-rata basis in relation to the full months of service completed at the time of termination.

For purposes of this Retention bonus arrangement, “cause” will be defined as:

•	Conviction of a felony, pleading guilty or nolo contendre to a felony charge

•	Gross and willful neglect of job responsibilities

•	Participation as an employee, officer, or principal shareholder in any business engaged in activities in direct competition with the Company without the consent of the Company

•	Other offenses against the Company, including theft, embezzlement, dishonesty, violation of Company policy or release of proprietary or confidential information in a manner that would be detrimental to the Company’s best interests.

Matrix Service Company

By:
Michael J. Hall
President and Chief Executive Officer

By:
Employee